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                                                                  Exhibit (2)(l)

                           KIRKPATRICK & LOCKHART LLP
                        1800 Massachusetts Avenue, N.W.
                                   2nd Floor
                          Washington, D.C. 20036-1800
                             Telephone 202-778-9000


                                 March 29, 2000


AIM Floating Rate Fund
11 Greenway Plaza, Suite 100
Houston, Texas 77046

Ladies and Gentlemen:

           You have requested our opinion, as counsel to AIM Floating Rate Fund, a Delaware business trust ("Acquiring Fund"), as to certain matters regarding the issuance of Shares of the Acquiring Fund in connection with the reorganization of GT Global Floating Rate Fund, Inc. (d/b/a AIM Floating Rate
Fund), a Maryland corporation (the "Acquired Fund"), into the Acquiring Fund, as provided for in the Agreement and Plan of Conversion and Liquidation, effective as of December 9, 1999 (the "Plan"). The Plan provides for the Acquired Fund to transfer all of its assets to the Acquiring Fund in exchange solely for the issuance of the Class B Shares and the Acquiring Fund's assumption of all of the liabilities of the Acquired Fund. (As used in this letter, and unless other specified, the term "Shares" means the Class B and Class C shares of beneficial interest in the Acquiring Fund.)

           As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Acquiring Fund's Agreement and Declaration of Trust dated as of December 6, 1999 ("Agreement"), Bylaws adopted effective December 9, 1999, and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Delaware that in our experience are normally applicable to the issuance of shares of beneficial interest by business trusts and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

           Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Acquiring Fund; and that, when sold in accordance with the terms contemplated by the Acquiring Fund's registration statement on Form N-2 ("Registration Statement"), including receipt by the Acquiring Fund of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been legally issued, fully paid, and non-assessable.

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AIM Floating Rate Fund
March 29, 2000
Page 2


           We note, however, that the Acquiring Fund is an entity of the type commonly known as a "Delaware business trust." The Delaware Business Trust Act, 12 Del. C. section. 3801 et seq. ("Delaware Act"), provides that shareholders of a Delaware business trust are entitled to the same limitation of personal liability extended to stockholders of a Delaware corporation. Thus, under Delaware law, shareholders will not be personally liable for the obligations of the Acquiring Fund. This limitation of liability may not be absolute, however, as it is possible that a non-Delaware court would not uphold this provision of the Delaware Act.

           Consistent with the Delaware Act, the Agreement includes an express disclaimer of shareholder liability for the debts, liabilities, obligations, and expenses incurred by, contracted for, or otherwise existing with respect to the Acquiring Fund or any series (or class) thereof. The Agreement also requires that every note, bond, contract, or other undertaking issued by or on behalf of the Acquiring Fund or its trustees relating to the Acquiring Fund or to any series include a recitation limiting the obligation represented thereby to the Acquiring Fund and its assets or to one or more series and the assets belonging thereto (but provides that the omission of such a recitation shall not operate to bind any shareholder or trustee of the Acquiring Fund). Furthermore, the Agreement states that the debts, liabilities, obligations, and expenses incurred by, contracted for, or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Acquiring Fund generally or the assets belonging to any other series. Finally, the Agreement further provides (1) for indemnification from the assets belonging to the applicable series (or allocable to the applicable class) for all loss and expense of any shareholder held personally liable for the obligations of the Acquiring Fund or any series (or class) by virtue of ownership of Shares of the Acquiring Fund or such series (or class), and (2) for the Acquiring Fund, on behalf of the affected series (or class), to assume the defense of any claim against the shareholder for any act or obligation of that series (or class). Thus, the risk of a shareholder's incurring financial loss because of shareholder liability is limited to circumstances in which (a) a court refused to apply Delaware law or otherwise failed to give full effect to the Agreement or contractual provisions limiting shareholder liability and (b) the Acquiring Fund was unable to meet its obligations.

           We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.

                                             Very truly yours,

                                             KIRKPATRICK & LOCKHART LLP


                                             By:   /s/ R. CHARLES MILLER
                                                --------------------------
                                                   R. Charles Miller